NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS THIRD QUARTER 2006

        Ocala, FL…September 7, 2006 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced record sales for its third quarter and nine months ended August 5, 2006. Sales for the third quarter of 2006 were up 9% to $14,892,812 as compared to $13,652,618 in the third quarter of 2005. Income from operations increased 8% to $2,172,688 versus $2,013,116 in the same period a year ago. Net income after taxes was up 12% to $1,675,219 as compared to $1,500,744 for the same period last year. Diluted earnings per share for the third quarter of 2006 improved 11% to $0.41 per share compared to $0.37 per share last year.

        For the first nine months of fiscal 2006, sales increased 11% to $45,288,874 as compared to sales of $40,692,884 in the first nine months of last fiscal year. Income from operations for the first nine months improved 15% to $6,644,098 versus $5,793,664 in the same period last year. Net income increased 19% to $5,084,283 versus last year’s results of $4,265,526 for the same nine month period. Diluted earnings per share were up 17% to $1.23 per share versus last year’s nine months results of $1.05 per share.

        Nobility’s financial position continued to improve during the third quarter of 2006 and remains very strong with cash and cash equivalents, short and long-term investments of $24,112,077 and no outstanding debt. Working capital is $20,046,632 and our ratio of current assets to current liabilities is 4.0:1. Stockholders’ equity increased to $39,993,551 and the book value per share of common stock increased to $9.93. The Company repurchased in the open market 37,800 shares of its common stock during the first nine months of 2006. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market. Primarily as a result of the increasing costs related to the Sarbanes-Oxley 404 compliance and the increasing costs of being a public company, the Board of Directors has approved the hiring of an investment banking firm to explore the strategic alternatives available for the Company. Management has interviewed eight investment banking firms and recommended three firms to a special committee of Nobility’s outside members of the Board of Directors. The special committee will select and hire one firm to report to them on the strategic alternatives available for the Company.

        Terry Trexler, President stated, “Third quarter sales of fiscal 2006, continued to be adversely impacted by the very competitive and difficult environment in the manufactured housing industry. Industry shipments in Florida for the first six months of calendar year 2006 were down over 30% from the hurricane impacted shipments of 2005 which has resulted in reduced Company backlogs. The volatile pricing in lumber, O.S.B., sheetrock, steel and oil related products and services continues with little price stability in sight. A recent price increase should help the operating income at the manufacturing facilities; however, we anticipate continued pressure on both sales and earnings for the remainder of 2006. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With an improving economy, stable unemployment claims, and increasing but still low interest rates in 2006, management expects the demand for our homes to remain good. The Company is well positioned to capitalize on the demand in the future by controlling the retail distribution, financing, and insuring of our homes and by being financially sound to take advantage of opportunities as they develop.”

        Nobility Homes, Inc. has specialized for the past 39 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With nineteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, SEPTEMBER 7, 2006 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 800-310-1961. THE PASSCODE FOR THE CALL IS 8549299. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://reports.visualwebcaster.com/Report.aspx?eventID=35542&pwd=JWE5KP.

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC

CONSOLIDATED BALANCE SHEETS

	August 5, 2006	November 5, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$11,969,630	$14,368,183
Short-term investments	405,722	414,526
Accounts receivable - trade	862,082	250,376
Inventories	12,265,684	9,549,486
Prepaid income taxes	228,957	248,958
Prepaid expenses and other current assets	695,178	484,109
Deferred income taxes	227,887	225,245

Total current assets	26,655,140	25,540,883
Property, plant and equipment, net	3,942,636	3,791,558
Long-term investments	11,736,725	11,833,065
Other investments	2,130,348	1,819,494
Other assets	2,139,362	2,071,862

Total assets	$46,604,211	$45,056,862

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,312,491	$1,390,218
Accrued compensation	852,290	1,311,854
Accrued expenses and other current liabilities	728,205	1,318,657
Customer deposits	3,715,522	3,964,519

Total current liabilities	6,608,508	7,985,248
Deferred income taxes	2,152	2,152

Total liabilities	6,610,660	7,987,400

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000
shares authorized, none issued	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,002,256	9,005,610
Retained earnings	38,963,128	35,096,462
Accumulated other comprehensive income	167,865	174,027
Less treasury stock at cost, 1,338,759 and
1,306,182 shares, respectively, in 2006 and 2005	(8,676,189)	(7,743,128)

Total stockholders' equity	39,993,551	37,069,462

Total liabilities and stockholders' equity	$46,604,211	$45,056,862

NOBILITY HOMES, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 5, 2006	August 6, 2005	August 5, 2006	August 6, 2005
Net sales	$14,892,812	$13,652,618	$45,288,874	$40,692,884
Cost of goods sold	(10,587,683)	(9,744,681)	(31,922,572)	(29,004,681)

Gross profit	4,305,129	3,907,937	13,366,302	11,688,203
Selling, general and administrative expenses	(2,132,441)	(1,894,821)	(6,722,204)	(5,894,539)

Operating income	2,172,688	2,013,116	6,644,098	5,793,664

Other income:
Interest income	199,723	162,924	581,365	426,533
Undistributed earnings in joint venture - Majestic 21	105,391	94,276	310,354	281,210
Earnings from finance revenue sharing agreement	105,000	--	201,000	--
Miscellaneous income	55,417	10,428	77,466	21,119

	465,531	267,628	1,170,185	728,862

Income before provision for income taxes	2,638,219	2,280,744	7,814,283	6,522,526
Provision for income taxes	(963,000)	(780,000)	(2,730,000)	(2,257,000)

Net income	1,675,219	1,500,744	5,084,283	4,265,526
Other comprehensive income, net of tax:
Unrealized investment gain	(23,471)	22,254	(6,162)	61,150

Comprehensive income	$1,651,748	$1,522,998	$5,078,121	$4,326,676

Weighed average number of shares outstanding
Basic	4,032,126	4,045,982	4,044,949	4,038,405
Diluted	4,131,566	4,090,861	4,139,992	4,077,268
Earnings per share
Basic	$0.42	$0.37	$1.26	$1.06
Diluted	$0.41	$0.37	$1.23	$1.05
Cash dividends paid per common share	$--	$--	$0.30	$0.20